Exhibit 10.1

October 18, 2007

Mr. Francesco Pompei

President

Exergen Corporation

400 Pleasant Street

Watertown, MA 02172

Re:	pSivida Inc. (formerly Control Delivery Systems) – Renewal Terms and

Conditions/400 Pleasant Street, Watertown, MA

Dear Frank,

Below is a list of terms and conditions for pSivida (“Tenant”) to renew their tenancy at 400 Pleasant Street, Watertown, MA.

Tenant:	pSivida

Landlord:	Exergen Corporation

Premises:	Per the current Prime lease, 13,797 RSF located on the first (1st) floor which includes Tenant’s right to use its’ proportionate share of the 1,038 RSF of common area as well, per Prime Lease.

Extension Term:	Three (3) years

Lease/Rent
Commencement Date:	April 6, 2008 which is the day after Tenant’s current lease expiration.
Rental Rate:
$24.60 RSF for the 12 month period beginning April 6, 2008
$25.22 RSF for the 12 month period beginning April 6, 2009
$25.85 RSF for the 12 month period beginning April 6, 2010

Utilities:	Per the Prime lease.

Operating Expense & Real Estate Taxes:	Tenant shall pay their proportionate share of the NNN costs per the Prime lease, including the Tenant’s proportionate share of the Property, Casualty, Liability and Flood insurance on the building.

Landlord’s Work:	Landlord shall deliver the Premises in “as is” condition.

Security Deposit:	A Security Deposit equal to one month’s rent of $28,283.85 plus the last month rent of $29,721.04 is due when Lease Extension is signed.

Parking:	Per the Prime lease.

Access:	Per the Prime lease.

Signage:	Per the Prime lease.

Delivery of Premises:	Landlord warrants that the roof is watertight, and that the building systems, including HVAC, electrical, life safety and plumbing systems are in good working order. Landlord to maintain HVAC, electrical, life safety and plumbing systems throughout initial term and any renewal terms.
Option to Renew:

During the extension term, if exercised, the Base Rent shall be $339,406 per year, indexed annually to reflect the increase in the Consumer Price Index to maintain April, 2008 dollars as per the following formula:

Rent for the Year Commencing April 8, 2010 = $339,406 ×	CPI-U April, 201?
CPI-U April, 2008

where CPI-U is the Consumer Price Index, All Urban Consumers, All Items, (1982-84 = 100), Boston, Mass. If the CPI-U is unavailable or inapplicable, comparable data shall be used.

Notwithstanding the above formula, the Base Rent shall not be less than $356,652 per year.

Monthly installments of Base Rent shall be payable in advance on the first day of each month.

Assignment/Sublease:	Per the Prime lease.

Non Disturbance Agreements:	Tenant requires non-disturbance agreements with all superior mortgagees.

Space Unencumbered:	Landlord warrants that the space is unencumbered and is available for occupancy by Tenant on 4/6/08. Landlord further confirms that there are no “leases out” for the proposed Premises.

Commission:	Richards Barry Joyce & Partners represents the Tenant and Landlord agrees to pay Richards Barry Joyce & Partners a standard leasing commission per separate agreement if a transaction is consummated.

By signing below, you agree to renew the Primary Lease for Tenant upon the terms and conditions contained in the Primary Lease as modified by the terms and conditions above. If these terms and conditions are acceptable, please sign and return to my attention no later than Monday October 29, 2007.

/s/ Francesco Pompei 10/23/07
Francesco Pompei
President
Exergen Corporation

Sincerely yours,

/s/ Michael J. Soja
Michael J. Soja
VP, Finance and CFO pSivida Inc.